UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):
November 27, 2018 (November 20, 2018)

Commission file number: 001-35653
SUNOCO LP
(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
8111 Westchester Drive, Suite 400 Dallas, TX 75225 (Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (214) 981-0700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 20, 2018, the Compensation Committee of the Board of Directors of Sunoco GP LLC (the “Company”), the general partner of Sunoco LP (the “Partnership”), was advised that S. Blake Heinemann, Senior Vice President and Chief Sales Officer of the Company intends to retire from the Company effective as of April 1, 2019.
Heinemann Agreements
In connection with Mr. Heinemann’s retirement, Mr. Heinemann and the Partnership intend to enter into a Separation and Restrictive Covenant Agreement and Full Release of Claims (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”). The Separation Agreement will become effective after execution and the expiration of a seven (7) day revocation period. The Separation Agreement will provide for the following:

•	A twenty (20) month non-compete/non-solicitation covenant in favor of the Company and its affiliates (the “Restrictive Covenant”)

•
A severance payment to Mr. Heinemann of total gross amount of $294,201.58, less all required government payroll deductions and withholdings, which is an amount equal to forty-four (44) weeks of Mr. Heinemann’s base salary. The severance payment shall be made over bi-weekly pay periods beginning with the pay period after the effective date of the agreement;

•
The acceleration and vesting of 38,276 restricted phantom units previously granted under the Sunoco LP 2012 Long-Term Incentive Plan (the “Restrictive Covenant Units”). The Restrictive Covenant Units represent consideration of Mr. Heinemann’s compliance with the Restrictive Covenant;

•
Payment of the full cost of Mr. Heinemann’s premium for continued health insurance coverage under the Company’s health insurance plan and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of eight (8) months;

•
A standard release of claims in favor of the Company, its parent entities, specifically including Energy Transfer, L.P., and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents;

•	A mutual non-disparagement clause; and

•	A confirmation and acknowledgement by Mr. Heinemann of his obligations with respect to proprietary and confidential information.
The Consulting Agreement, which will become effective on April 2, 2019 and continues until March 31, 2020 (the “Consulting Term”), provides that Mr. Heinemann shall be available to provide consulting and advisory duties to the Partnership as requested by the Partnership’s President and Chief Executive Officer. Pursuant to the terms of the Consulting Agreement, in exchange for providing consulting and advisory services to the Partnership and complying with the terms of the Consulting Agreement, including certain non-competition and non-solicitation covenants incorporated by reference in the Separation Agreement, at the conclusion of the Consulting Term, 10,000 Partnership restricted phantom units previously granted to Mr. Heinemann will accelerate and vest (the “Consulting Units”). As an independent contractor, Mr. Heinemann will not be entitled to participate in or receive any benefit or right as a Company employee under the employee benefit plans of the Company.
Pursuant to the terms of the Consulting Agreement, the Partnership may terminate the Consulting Agreement for cause, in which event Mr. Heinemann will not be entitled to receive any compensation or other benefits for any period after such termination and the Consulting Units would be pro-rated for the portion of the 365 days the Consulting Agreement was in effect. The Consulting Agreement may also be terminated by mutual agreement between the Partnership and Mr. Heinemann without cause. If the Partnership terminates the Consulting Agreement without cause, it will be required to pay Mr. Heinemann the Consulting Units as if he had completed the Consulting Term.
The foregoing summary of the Separation Agreement and the Consulting Agreement in this Current Report do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of the agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Form of Heinemann Separation Agreement

10.2	Form of Heinemann Consulting Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP
	By:	Sunoco GP LLC, its general partner
Date: November 27, 2018	By:	/s/ Arnold D. Dodderer
Arnold D. Dodderer
General Counsel & Assistant Secretary